Path 1 Network Technologies Inc.

                                                     3636 Nobel Drive, Suite 275
                                                            San Diego, CA  92122
                                                              Phone 858.450.4220
                                                                Fax 858.450.4203
                                                                   www.path1.net


November 6, 2001

David A. Carnavale
26 Palazzo
Newport Beach, CA  92660

Dear David:

Path 1 Network Technologies Inc. is the world's award-winning leader in broadcast quality video transport over IP technology. As a small, growing company, we highly value the professional competence and personal commitment of each member of our team.

We believe that your capabilities and professional aspirations match Path 1's needs and high expectations. I am therefore pleased to make the following offer of employment:

       Position:             Executive Vice President of Marketing & Sales
       Reporting to:         President and Chief Executive Officer
       Classification:       Exempt

       Annual Base Salary:   US$170,000
       Stock Options:        Stock options on 200,000 shares of Class A Common
                             Stock with an exercise price at fair market value on grant date, vesting in sixteen equal quarterly installments over four (4) years in accordance with the company's 2000 Stock Option/Stock Issuance Plan and with maximum ISO treatment allowed by law, subject to Board approval. Options to fully vest on an accelerated basis upon an "effective" change in control of the company.
       Severance Agreement:  Three (3) months severance in the form of salary &
                             benefit continuation in case of termination for any reason other than for cause, effective after ninety
                             (90) days of employment. Subject to this severance arrangement, you shall be an "at-will" employee and your employment can be terminated at any time by Path 1, or by you, or by any reason or for no reason.
       Apartment Allowance:  Path 1 will provide an apartment allowance to you of US$1,000 per month for up to six (6) months.
       Relocation Allowance: Up to US$10,000 based on actual costs with receipts Proprietary Information and
         Inventions Agreement:  as Enclosed

       Health Benefits/401(k):  Same as other Path 1 employees
       Paid Time Off (PTO):   Same as other Path 1 employees
       Holidays:              Same as other Path 1 employees
       Start Date:            November 26, 2001, or November 19, 2001 if
                              possible.
       Offer Expiration Date: November 9, 2001

We look forward to your acceptance of this offer and to a mutually rewarding professional relationship.

Sincerely,

Path 1 Network Technologies Inc.

/s/ Frederick A Cary
Frederick A Cary
President & Chief Executive Officer

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Your employment  with Path 1, should you accept this offer,  will not be for any specific term and may be terminated by you or by Path 1 at any time, with or without cause and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Path 1 concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with Path 1 has the authority to enter into any oral agreement that changes the at-will status of employment with the Company. The at-will term of your employment can only be changed in a writing signed by you and the President, CEO or CFO of the Company, which expressly states the intention to modify the at-will term of your employment. By signing below and accepting this offer, you acknowledge and AGREE that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at will term of your employment with Path 1 and will not create any implied contract requiring cause for termination of employment. Your stock option grant does not create any implied promise that you will be employed for any specific duration.

        /s/ David A. Carnevale                             11/9/01
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          David A. Carnavale                               Date